Exhibit 10.4b

AMENDMENT TO THE
AMENDED AND RESTATED ALLIANT ENERGY
DEFERRED COMPENSATION PLAN

This Amendment (this “Amendment”) to the Amended and Restated Alliant Energy Deferred Compensation Plan, effective as of January 1, 2011, (as amended, amended and restated or otherwise modified from time to time, the “Plan”), is made by the Compensation and Personnel Committee of the Board of Directors (the “Plan Administrator”) of ALLIANT ENERGY CORPORATION (the “Company”), effective as of February 9, 2023. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, the Plan Administrator has determined that it is in the best interests of the Company and the participants of the Plan that the Plan set forth provisions permitting Participants to enroll in the Plan during the plan year within thirty days of their initial eligibility; and

WHEREAS, the Plan Administrator now desires to amend the Plan as provided below.

NOW, THEREFORE, pursuant to Article 8 of the Plan, the Plan Administrator amends the Plan as follows:

Section 1. Amendment:

1.The following new Section 4.1(c) is hereby added to the Plan:

(c) A Participant who becomes newly eligible for the Plan during the Plan Year may make an election within 30 days after the effective date of eligibility. After the 30 day period expires, the latest election made by the Participant during that period becomes irrevocable. For employee Participants, the election shall then be effective as of the first payroll period commencing after the date on which the election becomes irrevocable; for director Participants, the election shall then apply only to Compensation paid for services performed after the date on which the election becomes irrevocable. Whether a Participant is treated as newly eligible for participation under this Section shall be determined in accordance with Section 409A of the Code and the regulations thereunder, including (i) rules that treat all elective deferral account balance plans as one plan, and (ii) rules that treat a previously eligible Employee/Director as newly eligible if such Employee/Director’s benefits had been previously distributed or if such Employee/Director has been ineligible for 24 months. For Compensation that is earned based upon a specified performance period (for example, annual short-term cash incentive compensation), where an election is made under this Section and during the specified performance period, the election will apply only to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the election’s effective date over the total number of days in the performance period.

Section 2. Effect of Amendment: On and after the effectiveness of this Amendment, each reference in the Plan to “this Plan,” “hereunder,” “hereof” or words of like import referring to the Plan, shall mean and be a reference to the Plan, as amended by this Amendment. Except as amended hereby, the Plan continues and shall remain in full force and effect in all respects.